UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2004

METRON TECHNOLOGY N.V.
 (Exact name of registrant as specified in its charter)

The Netherlands	000-27863	98-0180010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4425 Fortran Drive
San Jose, California 94134
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 719-4600

Item 5.  Other Events.

On May 26, 2004, Metron Technology N.V. (“Metron”) entered into a Subscription Agreement (the “Subscription Agreement”) with certain purchasers (the “Purchasers”), under which Metron has agreed to issue and sell to the Purchasers in a private placement certain convertible debentures due in 2008 in an aggregate principal amount of $6,000,000, bearing interest at the rate of 6.5% per annum (the “Debentures”), and warrants to purchase an aggregate of approximately 767,000 of Metron’s common shares, of which 50% will have an exercise price of $3.79 per share and 50% will have an exercise price of $3.92 per share, and all of which will be exercisable for a term of five years (the “Financing”).

The Debentures will be convertible into Metron’s common shares at a price of $3.60 per share. The conversion price of the Debentures will be subject to anti-dilution adjustments under certain circumstances. Metron can require that the holders of the Debentures convert outstanding Debentures into Metron’s common shares under specified circumstances.

Enable Capital acted as placement agent in connection with the Financing.

Because the conversion price of $3.60 on the 6.5% Debentures is below the $3.79 conversion price on the 8% Convertible Debentures issued by Metron in August 2003, the anti-dilution provisions of the prior transaction will be invoked.  The number of shares issuable upon conversion of the 8% Convertible Debentures will be increased by approximately 97,000 shares.

The press release issued by Metron on May 26, 2004 announcing the Financing is attached as Exhibit 99.1 and incorporated herein by reference in its entirety.

Item 7.  Financial Statements and Exhibits.

(a)                                  Financial statements of business acquired.  Not applicable.

(b)                                 Pro forma financial information.  Not applicable.

(c)                                  Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement, dated as of May 26, 2004, by and between Metron Technology N.V. and the Purchasers.

99.1	Press release of Metron Technology N.V., dated May 26, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRON TECHNOLOGY N.V.

Date: May 27, 2004	/s/ DOUGLAS J. MC CUTCHEON
Douglas J. McCutcheon
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

10.1	Subscription Agreement, dated as of May 26, 2004, by and between Metron Technology N.V. and the Purchasers.

99.1	Press release of Metron Technology N.V., dated May 26, 2004.